As filed with the Securities and Exchange Commission on January 31, 2012

Registration No. 333-167235
Registration No. 333-151163
Registration No. 333-131654

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-167235
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-151163
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-131654

UNDER THE SECURITIES ACT OF 1933
_________________________

HEALTHSPRING, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-1821898
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

9009 Carothers Parkway, Suite 501
Franklin, Tennessee 37067
(Address, including zip code, and telephone number including area code, of registrant’s principal executive offices)
_________________________

HealthSpring, Inc. Amended and Restated 2006 Equity Incentive Plan
HealthSpring, Inc. 2008 Management Stock Purchase Plan
NewQuest Holdings, Inc. 2005 Stock Option Plan
(Full title of the plans)
_________________________

Lindsay K. Blackwood
Corporate Secretary
Cigna Corporation
900 Cottage Grove Road
Bloomfield, Connecticut 06002
(860) 226-6000
(Name,  and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements of HealthSpring, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•
Registration Statement No. 333-167235, registering 3,250,000 shares of the Company’s common stock, par value $0.01 (“Company common stock”), under the HealthSpring, Inc. Amended and Restated 2006 Equity Incentive Plan;

•	Registration Statement No. 333-151163, registering 500,000 shares of Company common stock, under the HealthSpring, Inc. 2008 Management Stock Purchase Plan; and

•
Registration Statement No. 333-131654, registering 6,445,000 shares of Company common stock, under the HealthSpring, Inc. 2006 Equity Incentive Plan and the NewQuest Holdings, Inc. 2005 Stock Option Plan.

On January 31, 2012, the Company completed the merger contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 24, 2011, among the Company, Cigna Corporation, a Delaware corporation (“Cigna”), and Cigna Magnolia Corp., a Delaware corporation and an indirect, wholly owned subsidiary of Cigna (“Merger Sub”).  Pursuant to the Merger Agreement, the Company was acquired by Cigna through a merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect, wholly owned subsidiary of Cigna.  At the effective time of the Merger, (i) each outstanding share of Company common stock, other than restricted shares, treasury shares, shares owned by the Company, Cigna, Merger Sub, or any of their wholly owned subsidiaries, and shares for which appraisal was properly demanded, was converted into the right to receive $55.00 in cash, without interest and subject to any applicable withholding taxes, and (ii) equity awards relating to Company common stock were treated in accordance with the Merger Agreement and agreements entered into in connection with the Merger.

As a result of the Merger, the Company has terminated any and all offerings of securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Company in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee, on January 31, 2012.

HEALTHSPRING, INC.

By:	/s/ Karey L. Witty
	Name:	Karey L. Witty
	Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Herbert A. Fritch	Chief Executive Officer (Principal Executive Officer)	January 31, 2012
Herbert A. Fritch

/s/ Karey L. Witty	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 31, 2012
Karey L. Witty

/s/ Lindsay K. Blackwood	Director	January 31, 2012
Lindsay K. Blackwood

/s/ Mary T. Hoeltzel	Director	January 31, 2012
Mary T. Hoeltzel

/s/ F. Mark Lastner	Director	January 31, 2012
F. Mark Lastner

/s/ Eric P. Palmer	Director	January 31, 2012
Eric P. Palmer

/s/ James Yablecki	Director	January 31, 2012
James Yablecki